EXHIBIT 8
  [LETTERHEAD OF CLEARY, GOTTLIEB, STEEN & HAMILTON]






                                      May 11, 1998


  McDonald's Corporation
  One McDonald's Plaza
  Oak Brook, Illinois 60523

  Morgan Stanley & Co. Incorporated
  Goldman, Sachs & Co.
  Merrill Lynch, Pierce, Fenner & Smith Incorporated
  J.P. Morgan Securities Inc.
  Salomon Brothers Inc
  c/o Morgan Stanley & Co. Incorporated
  1585 Broadway
  New York, New York 10035



  Ladies and Gentlemen:

             We have acted as special U.S. tax counsel to McDonald's Corporation, a Delaware corporation (the "Company"), in connection with the Company's offering pursuant to a registration statement on Form S-3 (No. 333-14141) of $250,000,000 aggregate principal amount of its 5.90% Reset Put Securities (REPS(SM)) due 2011 (the "Securities") to be issued under a senior debt securities indenture dated as of October 19, 1996 (as supplemented by Supplemental Indenture No. 2 dated as of May 11, 1998, the "Indenture") between the Company and First Union National Bank, as trustee. Such registration statement, as amended when it became effective, but excluding the documents incorporated by reference therein, is herein called the "Registration Statement", and the related prospectus, as supplemented by the prospectus supplement dated May 6, 1998, and as first filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended (the "Act"), but excluding the documents incorporated by reference therein, is herein called the "Prospectus".

             This opinion letter is furnished pursuant to Section 5(d)(v) of the underwriting agreement dated May 6, 1998 (the "Underwriting Agreement") between the Company and the several underwriters named in
  Schedule II thereto.

             In connection with the issuance of the Securities, the Company and Morgan Stanley & Co. Incorporated have entered into a calculation agency agreement dated as of May 11, 1998 (the "Calculation Agency Agreement"). In addition, the Company and Morgan Stanley & Co. International Limited have entered into a securities purchase option agreement dated as of May 11, 1998 (the "Securities Purchase Option Agreement").

             As used herein, the term "Transaction Documents" refers collectively to the Indenture, the Underwriting Agreement, the Securities, the Securities Purchase Option Agreement and the Calculation Agency Agreement. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Indenture.

             In arriving at the opinions expressed below, we have reviewed the following documents:

             (a) an executed copy of the Underwriting Agreement;

             (b) the Registration Statement and the documents incorporated by reference therein;

             (c) the Prospectus and the documents incorporated by reference therein;

             (d) a form of the Securities;

             (e) an executed copy of the Indenture;

             (f) the documents delivered by the Company at the closing
                 pursuant to the Underwriting Agreement, including copies of the Company's Certificate of Incorporation and By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively;

             (g) an executed copy of the Securities Purchase Option
                 Agreement; and

             (h) an executed copy of the Calculation Agency
                 Agreement.

  In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

             In rendering the opinions expressed below, we have assumed and not verified that each of the Transaction Documents is the valid, binding and enforceable agreement of each of the parties thereto.

             Our opinion is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. In rendering this opinion, we are expressing our views only as to the federal income tax laws of the United States of America.

             Subject to the assumptions, qualifications, and conditions set forth herein and in the Prospectus under the heading "Certain United States Federal Income Tax Consequences", it is our opinion that:

             1. Under current law and assuming full compliance with the terms of the Transaction Documents, although there is no authority on point characterizing instruments such as the Securities, and the matter is not free from doubt, the Securities should be treated as fixed rate debt instruments that mature on the Coupon Reset Date.

             2. The statements set forth in the Prospectus under the heading "United States Federal Income Tax Consequences", insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair summary of the principal United States federal income tax consequences of an investment in the Securities.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinions" in the Prospectus. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

             Except for the opinions expressed above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. This opinion addresses the legal consequences of only the facts existing or assumed as of the date hereof. Further, this opinion is being furnished to you solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent in each instance, except that you may refer to this opinion in connection with the Prospectus under the heading "Certain United States Federal Income Tax Consequences". We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.


                            Very truly yours,

                            CLEARY, GOTTLIEB, STEEN & HAMILTON


                            By  /s/ Erika W. Nijenhuis
                                --------------------------------
                                Erika W. Nijenhuis, a Partner